                     PRINCIPAL VARIABLE CONTRACTS FUND, INC.
                   AMENDED AND RESTATED SUB-ADVISORY AGREEMENT
                 PRINCIPAL GLOBAL INVESTORS SUB-ADVISED ACCOUNTS

     AGREEMENT effective as of the July 1, 2005, by and between PRINCIPAL
MANAGEMENT CORPORATION, an Iowa Corporation (hereinafter called "the Manager")
and PRINCIPAL GLOBAL INVESTORS, LLC (hereinafter called "PGI").

                              W I T N E S S E T H:

     WHEREAS, the Manager is the manager and investment adviser to Principal
Variable Contracts Fund, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the
"1940 Act"); and

     WHEREAS, the Manager desires to retain PGI to furnish portfolio selection and related research and statistical services in connection with the investment advisory services which the Manager has agreed to provide to the Fund, and PGI desires to furnish such services; and

     WHEREAS, The Manager has furnished PGI with copies properly certified or authenticated of each of the following:

     (a) Management Agreement (the "Management Agreement") with the Fund;

     (b) Copies of the registration statement of the Fund as filed pursuant to the federal securities laws of the United States, including all exhibits and amendments;

     NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:

     1.  Appointment of PGI

     In accordance with and subject to the Management Agreement, the Manager hereby appoints PGI to perform portfolio selection services described in Section
2 below for investment and reinvestment of the securities and other assets of certain series of the Fund described in Schedule A hereto (the "Accounts"), subject to the control and direction of the Fund's Board of Directors, as well as to assume other obligations as specified in Section 2 below, for the period and on the terms hereinafter set forth. PGI accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. PGI shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

     2. Obligations of and Services to be Provided by PGI

     (a) PGI shall provide with respect to those Accounts of the Fund described in Schedule A hereto all services and obligations of the Manager described in
Section 1, Investment Advisory Services, of the Management Agreement.

     (b) PGI shall use the same skill and care in providing services to the
Accounts as it uses in providing services to fiduciary accounts for which it has investment responsibility. PGI will conform with all applicable rules and regulations of the Securities and Exchange Commission.

     3. Prohibited Conduct

     In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life
Insurance Company regarding transactions for the Fund in securities or other assets.

     4.  Compensation

     As full compensation for all services rendered and obligations assumed by
PGI hereunder with respect to the Accounts, the Manager shall pay PGI within 10 days after the end of each calendar month, or as otherwise agreed, an amount representing PGI's actual cost of providing such services and assuming such obligations.

     5.  Duration and Termination of This Agreement

     This Agreement shall become effective as to an Account on the latest of (i)
the date of its execution, (ii) the date of its approval by a majority of the directors of the Fund, including approval by the vote of a majority of the directors of the Fund who are not interested persons of the Manager, Principal
Mutual Life Insurance Company, PGI or the Fund cast in person at a meeting called for the purpose of voting on such approval and (iii) the date of its approval by a majority of the outstanding voting securities of the Account. It shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of
Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Account and in either event by vote of a majority of the directors of the Fund who are not interested persons of the Manager, Principal
Mutual Life Insurance Company, PGI or the Fund cast in person at a meeting called for the purpose of voting on such approval. This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund, by vote of a majority of the outstanding voting securities of the Account, PGI or by the Manager. This
Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 5, the definitions contained in
Section 2(a) of the Investment Company Act of 1940 (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

     6.  Amendment of this Agreement

     No amendment of this Agreement as to an Account shall be effective until approved by vote of the holders of a majority of the outstanding voting securities and by vote of a majority of the directors of the Fund who are not interested persons of the Manager, PGI, Principal Mutual Life Insurance Company
or the Fund cast in person at a meeting called for the purpose of voting on such approval.

     7. General Provisions

     (a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (b) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of PGI and of the Manager for this purpose shall be The Principal Financial Group, Des Moines, Iowa
50392-0200.

     (c) PGI agrees to notify the Manager of any change in PGI's officers and directors within a reasonable time after such change.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                    PRINCIPAL MANAGEMENT CORPORATION

                    By /s/E. H. Gillum
                       -----------------------------------------------------
                       E. H.  Gillum,  Vice  President  and  Chief  Compliance
                    Officer

                    PRINCIPAL GLOBAL INVESTORS, LLC

                    By /s/B.A. McKenzie
                      ------------------------------------------------------
                       B.A. McKenzie. Chief Operating Officer and Chief
                       Compliance Officer

                                   Schedule A

PGI shall serve as investment sub-advisor for each Account identified below. The
Manager will pay PGI, as full compensation for all services provided under this
Agreement, a fee, computed and paid monthly, at an annual rate as shown below of the Account's net assets as of the first day of each month allocated to PGI's management.

In calculating the fee for an Account included in Table A, assets of all other
Accounts included in Table A as well as assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal Life Insurance Company to which PGI provides investment advisory services and which invests primarily in fixed-income securities (except money market separate accounts or investment companies, and excluding assets of all such separate accounts or investment companies for which advisory services are provided directly or indirectly by employees of Post Advisory Group, LLC) as well as the assets of Principal Balanced Fund, Inc., will be combined with the assets of the Account to arrive at net assets.

In calculating the fee for an Account included in Table B, assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal Life Insurance Company to which PGI provides investment advisory services and which have the same investment mandate
(e.g. MidCap Value) as the Account for which the fee is calculated, will be combined with the assets of the Account to arrive at net assets.

The fee for assets of any fund for which advisory services are provided directly or indirectly by employees of Post Advisory Group, LLC is equal to an annual rate of 0.3000% of the portion of the net assets of such fund with regard to which employees of Post Advisory Group, LLC provide investment advisory services.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

         ------------------------------------------------------------------------------------------------
                                                     Table A
         ------------------------------------------------------------------------------------------------
         ------------------------------------------------------------------------------------------------

                                                                Net Asset Value of Account

                                                      First        Next          Next          Over
         Account                                   $5 billion   $1 billion    $4 billion    $10 billion
         -------                                   ----------   ----------    ----------    -----------

         Balanced Account, Bond Account,
         Government Securities Account
            and Limited Term Bond Account            0.1150%      0.100%       0.0950%        0.0900%
         ----------------------------------------- ------------ ------------ ------------- --------------

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                                                                 Table B
------------------------------------------------------------------------------------------------------------------------------------
----------------------------- ------------------------------------------------------------------------------------------------------

                                                       Net Asset Value of Account

                                First          Next            Next           Next            Next          Next           Over
Account                      $50 million    $50 million    $100 million   $200 million    $350 million  $750 million   $1.5 billion
-------                      -----------    -----------    ------------   ------------    ------------  ------------   ------------

Capital Value Account
  and Equity Income
  Account                       0.27%          0.25%           0.22%         0.18%            0.13%        0.09%           0.06%
Diversified International
  Account                       0.35%          0.28%           0.20%         0.16%            0.12%        0.10%           0.08%

                                                       Net Asset Value of Account

                              First          Next           Next            Next            Next            Next            Over
Account                    $25 million    $75 million   $100 million    $300 million    $500 million    $500 million    $1.5 billion
-------                    -----------    -----------   ------------    ------------    ------------    ------------    ------------

MidCap Account                0.40%          0.32%          0.27%          0.23%            0.18%           0.13%          0.08%
SmallCap Account              0.48%          0.36%          0.27%          0.25%            0.22%           0.18%          0.12%
------------------------- -------------- -------------- -------------- --------------- --------------- ---------------- -----------

 -------------------------------------------------------------------------------
                                      Table C
 -------------------------------------------------------------------------------
 --------------------------------------------------- --- -----------------------

                                                                Sub-Advisor
 Account                                                       Percentage Fee

 International Emerging Markets Account                           0.5000%
 International SmallCap Account                                   0.5000%
 LargeCap Stock Index Account                                     0.0150%
 Money Market Account                                             0.0750%
 Principal LifeTime 2010 Account                                  0.0425%
 Principal LifeTime 2020 Account                                  0.0425%
 Principal LifeTime 2030 Account                                  0.0425%
 Principal LifeTime 2040 Account                                  0.0425%
 Principal LifeTime 2050 Account                                  0.0425%
 Principal LifeTime Strategic Income Account                      0.0425%
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